SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

MOBILE PET SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

MOBILE PET SYSTEMS, INC.

2150 WEST WASHINGTON STREET, SUITE 110

SAN DIEGO, CALIFORNIA 92110

MARCH 5, 2002

Dear Stockholder:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Mobile PET Systems, Inc. This meeting will be held at the Sheraton Suites (formerly Marriott Suites), 701 “A” Street, San Diego, California 92101 at 10 A.M., local time, on Friday, April 5, 2002.

You will find information about the meeting in this Notice and Proxy Statement. Also enclosed with the proxy materials is our annual report on Form 10-KSB for our past fiscal year.

We look forward to greeting personally those of you who are able to be present at the annual meeting. Your vote is very important and it is important that your shares are represented, whether or not you are able to be with us at the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course, be entitled to vote in person.

Sin	cerely,

/s/ PAUL J. CROWE
Paul J. Crowe Chairman of the Board of Directors, Chief Executive Officer and President

MOBILE PET SYSTEMS, INC.
2150 West Washington Street, Suite 110
San Diego, California 92110

Notice of Annual Meeting of Stockholders

March 5, 2002

TO OUR STOCKHOLDERS:

The 2001 annual meeting of stockholders of Mobile PET Systems, Inc., will be held at the Sheraton Suites (formerly Marriott Suites), 701 “A” Street, San Diego, California 92101 on Friday, April 5, 2002, at 10 A.M. local time, for the purpose of considering and acting upon the following matters described in more detail in the accompanying proxy statement:

(1)	the election of five directors, each for a term of one year;

(2)	the ratification of the appointment of Peterson & Co. as our independent accountants for the fiscal year ending June 30, 2002; and

(3)	such other business as may properly come before the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE MATTERS OUTLINED ABOVE.

The Board of Directors has fixed February 6, 2002, as the “record date” for determining stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS REQUESTED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. No postage is required if the proxy card is mailed in the United States. Proxy cards sent from overseas should be sent airmail or air courier to ensure they are received prior to the annual meeting. Stockholders who attend the annual meeting, and so request, may revoke their proxy and vote their shares in person even if they have already returned a proxy card.

Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

MOBILE PET SYSTEMS, INC.
2150 WEST WASHINGTON STREET, SUITE 110
SAN DIEGO, CALIFORNIA 92110

ANNUAL MEETING OF STOCKHOLDERS
APRIL 5, 2002

i

MOBILE PET SYSTEMS, INC.
2150 West Washington Street, Suite 110
San Diego, California 92110

PROXY STATEMENT

This proxy statement contains information and is furnished in connection with the solicitation by the Board of Directors of Mobile PET Systems, Inc., a Delaware corporation, of proxies for use at the 2001 annual meeting of stockholders of Mobile PET to be held at the Sheraton Suites (formerly Marriott Suites), 701 “A” Street, San Diego, California 92101 on Friday, April 5, 2002, and any adjournment of the annual meeting. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about March 8, 2002.

ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At our annual meeting, the stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including:

•	the election of directors;

•	the ratification of our independent accountants for the fiscal year ending June 30, 2002.

In addition, our management will report on the performance of Mobile PET during the 2001 fiscal year and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

The Board of Directors has fixed the close of business on February 6, 2002, as the “record date” for the determination of stockholders who are entitled to notice of the meeting and who are entitled to vote at the annual meeting. As of the record date we had 38,477,797 outstanding shares of common stock, par value $.0001 per share. Only these holders of common stock will be entitled to notice of and to vote at the annual meeting.

WHAT ARE THE VOTING RIGHTS OF THE STOCKHOLDERS?

The holders of our common stock will vote together as a single class on all matters to be acted upon at the annual meeting and each holder of common stock will be entitled to one vote per share of common stock held.

The holders of our Series A and Series B Preferred Convertible Stock are not entitled to vote on the proposals at our annual meeting.

HOW DO I VOTE AND WHO WILL VOTE MY PROXY?

If you properly complete, sign and return the accompanying proxy card, it will be voted as you direct. Paul J. Crowe and Anthony Turnbull, the persons named as proxies on the proxy card accompanying this proxy statement, will vote each properly executed and returned proxy as indicated on the directions of the returned proxy, or if no direction is indicated, the proxy will be voted in accordance with the recommendations of our Board of Directors contained in this proxy statement. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the annual meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

MAY I REVOKE MY PROXY?

Yes. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by our Secretary, at or prior to the annual meeting, of either an instrument revoking the proxy or a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by attending the annual meeting and requesting to vote in person. Please note that attendance at the annual meeting without requesting to vote in person will not revoke a previously granted proxy.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

No. You may not vote by telephone or electronically through the internet. You may only vote by returning a properly executed proxy card or by voting in person at the annual meeting.

WHAT CONSTITUTES A QUORUM?

The presence at the meeting of at least a majority of the outstanding shares of our common stock entitled to vote, whether present in person or by proxy, will constitute a quorum. A quorum must be present at the annual meeting to permit the conduct of business.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

Election of Directors.    The affirmative vote of a plurality of the votes cast at the annual meeting is required to elect directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. “Broker non-votes” are not included in the tabulation of the vote concerning the election of our directors and, therefore, do not have the effect of votes in opposition to that election.

Other Matters.    The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote, whether in person or by proxy, at the annual meeting is required to ratify the appointment of Peterson & Co. as our independent accounts for the fiscal year ending June 30, 2002. A properly executed proxy marked “ABSTAIN” with respect to this matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. “Broker non-votes” are not included in the tabulation of the vote concerning these matters and, therefore, do not have the effect of votes in opposition to such appointment and approval.

HOW WILL VOTES BE TABULATED?

The election inspectors appointed for the annual meeting will tabulate the votes cast in person or by proxy at the annual meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be counted for purposes of determining the presence of a quorum.

WHAT ARE THE BOARD OF DIRECTORS’ RECOMMENDATIONS?

Unless you give other instructions on your proxy card, the persons named above will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors’ recommends a vote:

•	FOR the election of the nominated slate of directors; and

•	FOR the ratification of Peterson & Co. as Mobile PET’s independent for the fiscal year ending June 30, 2002.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

DOES MOBILE PET HAVE ANY STANDING COMMITTEES OF ITS BOARD OF DIRECTORS?

Mobile PET had no Audit Committee of the Board of Directors during the fiscal year ending June 30, 2001.

At a meeting on January 30, 2002, the Board of Directors established an Audit Committee, consisting of two (2) directors, and appointed Dr. Axel Stuedle (as Chair) and Jeffrey Rush, M.D. to serve on this committee. All of the members of the Audit Committee are “independent” (as defined in the listing rules of the National Association of Securities Dealers).

The Audit Committee has not yet met, and so has not reviewed nor discussed any financial statements, nor discussed with the independent auditors the matters required to be discussed by SAS 61. We have not yet adopted a charter for the Audit Committee.

During the fiscal year ending June 30, 2001 we did not, and we currently do not, have any other committees of the Board of Directors.

HOW ARE MEMBERS OF THE AUDIT COMMITTEE COMPENSATED?

We pay members of the Audit Committee a flat fee of $2,500.00 per quarter.

DOES MOBILE PET HAVE ANY ADVISORY COMMITTEES?

We also have a Medical Advisory Board. The Medical Advisory Board is comprised of physicians that possess broad experience in various aspects of molecular imaging. The experience and reputation of these physicians provide a unique resource for informing other physicians in the medical community of the benefits and advantages of molecular imaging and the services we provide. In addition, the Medical Advisory Board provides educational services to our personnel and the medical community in general. Any advice given to us by the Medical Advisory Board is not binding on Mobile PET or our Board of Directors.

HOW ARE MEMBERS OF THE MEDICAL ADVISORY BOARD COMPENSATED?

We compensate members of our Medical Advisory Board by the grant of options to acquire our common stock under our 1999 Stock Option Plan. Members of the Medical Advisory Board typically receive 10,000 options to purchase our common stock for each year of service. The exercise prices for options issued to the Medical Advisory Board have ranged between $1.00 to $4.46 per share.

WHO IS PAYING THE COST FOR THIS PROXY SOLICITATION AND HOW IS THE SOLICITATION PROCESS CONDUCTED?

We will pay the expense of the proxy solicitation. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the annual meeting. We will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by our directors, officers and regular employees, none of whom will receive additional compensation for any such solicitation.

DO I HAVE DISSENTER’S RIGHTS?

No. The taking of the actions proposed at the annual meeting will not entitle any stockholder to dissent and demand a right of appraisal or payment for their shares under the General Corporation Law of the State of Delaware.

HOW DO I MAKE A STOCKHOLDER PROPOSAL AT THE NEXT ANNUAL MEETING?

Proposals of stockholders that are intended to be presented by those stockholders at our 2002 annual meeting and intended to be included in Mobile PET’s proxy materials relating to our 2002 annual meeting must be received by us at least 120 calendar days prior to the one year anniversary of the mailing date of this proxy statement. That date is on or about November 8, 2002. However, if we mail the proxy materials for our 2002 annual meeting prior to that date, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for a proposal to be included in our proxy materials.

Any proposals must be in compliance with applicable laws and regulations and follow the procedures prescribed in the Securities and Exchange Commission’s Rule 14a-8 to be considered for possible inclusion in the proxy materials. Any shareholder proposals submitted to us after January 22, 2003, or a reasonable time before we mail our proxy for our next annual meeting, whichever is earlier, will be considered untimely and will be subject to discretionary voting authority by the proxy holder.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holder discretionary authority to vote on any matter properly brought before the annual meeting.

HOW DO I OBTAIN MORE INFORMATION ABOUT MOBILE PET?

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Copies of this material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at the same address. You may read and download the filings of Mobile PET over the internet at the Commission’s web site at http://www.sec.gov. You may also request copies of our filings by contacting our Secretary, c/o Mobile PET Systems, Inc., 2150 West Washington Street, Suite 110, San Diego, California 92110. Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board under the symbol “MBPT.”

STOCK OWNERSHIP

HOW MUCH STOCK DO MOBILE PET’S DIRECTORS AND EXECUTIVE OFFICERS OWN AND WHO ARE THE LARGEST OWNERS OF MOBILE PET’S STOCK?

The following table sets forth certain information regarding beneficial ownership of our stock as of December 3, 2001 (unless otherwise noted), (a) by each person who is known by us to own beneficially more than 5% of any class of our securities, (b) by each of our directors, and (c) by all of our officers and directors as a group. All figures for options or warrants include options or warrants vesting within 60 days of December 3, 2001.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
BENEFICIAL OWNERS OF MORE THEN 5% OF ANY CLASS OF SECURITIES
Common	York, LLC Harbour House, 2nd Floor Waterfront Drive P.O. Box 972 Road Town, Tortola British Virgin Islands	2,033,592	(2)	5.52%
Common	Paul J. Crowe c/o Mobile PET Systems, Inc. 2150 Washington St., Ste.110 San Diego,California 92110	4,881,808	(3)	13.07%
Common	Bernd Steudle 1 Muirfield House, Whinshill Court Cross Road Sunningdale, SL95RU GREAT BRITAIN	4,449,000	(4)	12.07%
Common	American Financial Communications, Inc. 495 Miller Ave. 3rd Floor Mill Valley, California 94941	2,700,000	(5)	7.29%
OFFICERS AND DIRECTORS
Common	Paul J. Crowe	See above		See above
Common	Robert C. Bush c/o Mobile PET Systems, Inc. 2150 W. Washington St., 110 San Diego, California 92110	377,640	(6)	1.02%
Common	Dr. Axel Steudle Elaesser Strasse #7 Pforzheim D-75173 GERMANY	200,000		0.54%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
Common	Jeffrey Rush, M.D. 12348 High Bluff Drive, Suite 210 San Diego, California 92130	1,145,000	(7)	3.10%
Common	Robert W. Rohe c/o Mobile PET Systems, Inc. 2150 W. Washington St. Ste 110 San Diego, California 92110	0		0%
Common	Steve Vandecar c/o Mobile PET Systems, Inc, 2150 W. Washington St., Ste.110 San Diego, California 92110	116,667	(8)	0.32%
Common	Edmund Yochum c/o Mobile PET Systems, Inc. 2150 W. Washington St., Ste. 110 San Diego, California 92110	257,759	(9)	0.69%
Common	TOTAL FOR ALL EXECUTIVE OFFICERS AND DIRECTORS	6,978,874		18.75%

All shares are owned directly unless otherwise indicated.

(1)
Based on a total of 36,852,909 outstanding shares of Common Stock as of December 3, 2001. Percentages are calculated based upon 36,852,909 shares of Common Stock outstanding and the number of shares of Common Stock issuable upon exercise of options or conversion of warrants as of December 3, 2001 or within 60 days of that date for the person or persons indicated.

(2)
Includes 635,741 shares acquired pursuant to conversion of Series A Preferred Stock and 570,000 shares issuable upon conversion of warrants. This number was reported on a Schedule 13G filed by York, LLC on November 19, 2001, for events which occurred September 25, 2001. Also includes 29,851 shares issuable upon conversion of warrants.

(3)	Includes 500,000 shares issuable upon the exercise of stock options and 80,000 shares issuable upon conversion of warrants.
(4)	Includes 1,234,000 shares issuable upon the conversion of warrants.
(5)	Includes 200,000 shares issuable upon the exercise of stock options.
(6)	Includes 100,000 shares issuable upon the exercise of stock options and 125,640 shares issuable upon the conversion of warrants.
(7)	Includes 400,000 shares held indirectly, 120,000 shares issuable upon the conversion of warrants held indirectly and 25,000 shares issuable upon exercise of options.
(8)	Includes 116,667 shares issuable upon the exercise of stock options.
(9)	Includes 253,959 shares issuable upon the exercise of stock options.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

HOW IS THE COMPENSATION FOR OUR EXECUTIVE OFFICERS DETERMINED?

Since we do not have a compensation committee, our Board of Directors determines the compensation of our executive officers based on the philosophy and criteria set forth below. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. Our compensation philosophy is based on a base salary, with opportunity for significant bonuses to reward outstanding performance, and a stock option program.

WHAT IS THE SUMMARY COMPENSATION FOR EXECUTIVE OFFICERS?

The following table sets forth compensation information for services rendered to us by our executive officers in all capacities during the past two fiscal years. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, draws, bonus awards, the number of stock options granted and other compensation whether paid or deferred.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
(a)	(b)	(c)	(d)	(e)	(f)		(g)
Name and Principal Position as of 6/30/01	Year Ending	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)		All Other Compensation ($) (1)
Paul J Crowe	06/30/2001	200,000			0		3,000.00
Chief Executive Officer	06/30/2000	179,167.00	25,000.00	7,200.00	400,000
	06/30/1999	100,000.00		1,800.00	100,000

Thomas G. Brown (2)	06/30/2001	112,500.00			0
Chief Financial Officer	06/30/2000	110,000.00			3,000,000	(3)
	06/30/1999	15,000.00			350,000	(3)

Anthony Turnbull (4)	06/30/2001	30,769.28			30,000
Vice President Finance

Edmund Yochum (5)	06/30/2001	130,000.00	14,618.59	35,381.41	370,000		3,600.00
Vice President—Business Development	06/30/2000	53,884.59			100,000		3,600.00

Steve Vandecar (6)	06/30/2001	117,269.59			150,000		2,450.00
Vice President Operations	06/30/2000	26,923.05			100,000		1,400.00

James Corlett (7)	06/30/2001	127,019.21			400,000		3,600.00
Vice President	06/30/2000	84,282.05		3,000.00	300,000		7,800.00
Administration	06/30/1999	17,708.35		3,000.00	300,000

(1)	“All Other Compensation” consists of auto allowances for Paul Crowe, Edmund Yochum, Steve Vandecar and James Corlett. These auto allowances ceased in December 2000.
(2)	Mr. Brown’s contract to serve as our Chief Financial Officer expired in April 2001.
(3)	Cancelled October 2001.
(4)	Mr. Turnbull was named as our Chief Financial Officer and Secretary in August 2001.
(5)	Mr. Yochum’s employment concluded in January 2002.
(6)	Mr. Vandecar’s employment concluded in February 2002.
(7)	Mr. Corlett was named Sr. Vice President—Operations in March 2002.

WHAT IS MOBILE PET’S PHILOSOPHY BEHIND ITS GRANTING OF STOCK OPTIONS TO ITS EXECUTIVE OFFICERS?

We believe that we will only retain executives of caliber and experience if they are offered competitive compensation packages. Because we cannot afford to pay high cash salaries, the granting of options is a critical component of the overall compensation paid to our officers. We believe it is uncompetitive and a disincentive to set the exercise price of options at unreasonable premiums over the market price of the shares on the date of grant. Similarly, we believe a decline in the price of the shares over a period when both our business operations and prospects are improving, and our executives have made significant contributions, that is not offset by a reduction in the exercise price, is unfair to those executives. A decline in our share price results in an effective increase in the premium of the exercise price over the market price which penalizes the executives, and is potentially harmful to us if the executive then takes the view that their overall compensation package is uncompetitive. We will continue to review the exercise prices and vesting dates of options granted to our employees and may reprice and/or change vesting dates as we deem appropriate based on the prevailing price of our shares and our business operations and prospects.

HOW MANY STOCK OPTIONS WERE GRANTED TO THE EXECUTIVE OFFICERS IN THE LAST FISCAL YEAR?

The following table sets forth the options granted to the persons named in the Summary Compensation Table during our fiscal year ending June 30, 2001:

OPTIONS GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

LIST OF STOCK OPTIONS ISSUED TO DIRECTORS & OFFICERS
JULY 1, 2000 THROUGH JUNE 30, 2001

(a)	(b)		(c)	(d)	(e)
Name and Job Title as of 6/30/01	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Sh)	Expiration Date
Anthony Turnbull (2) Vice President—Finance	30,000	(3)	2.17%	0.562	2/28/05

Edmund Yochum (4)	100,000	(5)	7.23%	2.00	5/23/04
Vice President—Business	150,000	(6)	10.85%	0.875	1/14/05
Development	20,000	(7)	1.45%	1.031	1/18/04

Steve Vandecar (8)	50,000	(7)	3.62%	2.37%	11/19/04
Vice President—Operations	100,000	(7)	7.23%	0.562	02/28/04

James Corlett (9) Vice President—Administration	100,000	(7)	7.23%	2.500	08/10/04
Total	550,000		39.79%

(1)	Based on options to purchase 1,382,250 common shares granted during year.
(2)	Mr. Turnbull was named as our Chief Financial Officer and Secretary in August 2001.
(3)	Vesting 25% on 3/1/02 and the balance in 36 equal monthly installments thereafter.
(4)	Mr. Yochum’s employment concluded in January 2002.
(5)	All vested.
(6)	Vested 25% on 1/15/02 and the balance in 36 equal monthly installments thereafter.
(7)	Vesting 1/3 each year.
(8)
Although Mr. Vandecar served as Vice President—Operations during the fiscal year ending June 30, 2001, he was not an officer or employee of the Company as of June 30, 2001. Mr. Vandecar subsequently rejoined the Company in a new position prior to his previously granted options lapsing. Mr. Vandercar’s employment concluded in February 2002.

(9)	Mr. Corlett was named Sr. Vice President—Operations in March 2002.

The following table sets forth information concerning the value of all exercisable and unexercisable options held by those persons listed in the Summary Compensation Table as of June 30, 2001.

FISCAL YEAR-END OPTION VALUES
AS OF JUNE 30, 2001

Name and Job Title as of 6/30/01	Number of Securities Underlying Unexercised Options as of June 30, 2001
	Exercisable	Unexercisable
Paul Crowe Chief Executive Officer	500,000	0
Thomas G. Brown(1) Chief Financial Officer	650,000	0
Anthony Turnbull(2) Vice President—Finance	0	30,000
Edmund Yochum(3) Vice President—Business Development	206,667	163,333
Steve Vandecar(4) Vice President—Operations	100,000	150,000
James Corlett(5) Vice President—Administration	200,000	200,000

(1)	Mr. Brown’s contract to serve as our Chief Financial Officer expired in April 2001. All 650,000 options held by Mr. Brown were cancelled in October 2001.
(2)	Mr Turnbull was named as our Chief Financial Officer and Secretary in August 2001.
(3)	Mr Yochum’s employment concluded in January 2002.
(4)
Although Mr. Vandecar served as Vice President—Operations during the fiscal year ending June 30, 2001, he was not an officer or employee of the Company as of June 30, 2001. Mr. Vandecar subsequently rejoined the Company in a new position prior to his previously granted options lapsing. Mr. Vandercar’s employment concluded in February 2002.

(5)	Mr Corlett was named as our Sr. Vice President—Operations in March 2002.

HAS MOBILE PET ENTERED INTO ANY EMPLOYMENT OR CONSULTING AGREEMENTS WITH ITS EXECUTIVE OFFICERS?

Yes. On January 1, 1999, we entered into a five-year Employment Agreement with Paul J. Crowe, our Chief Executive Officer. Pursuant to this Employment Agreement Mr. Crowe received a salary of $200,000 for the fiscal year ending June 30, 2001. Beginning in the calendar year 2000 the salary under this agreement is increased by 10% if the average market price of our stock in December of the preceding year has increased by at least 10% above the average market price of our stock in December of the second preceding year. The Employment Agreement also provides that the Board of Directors will review and evaluate Mr. Crowe’s performance annually and consider awarding him a discretionary bonus.

Until April, 2001, Thomas G. Brown was compensated for his service as our Chief Financial Officer under a two-year non-exclusive Consulting Agreement dated April 1, 1999. The Consulting Agreement required that Mr. Brown devote as much time to our company’s affairs as was reasonably necessary, but he was not required to spend more than two to three days per week on our premises. Under the Consulting Agreement, Mr. Brown received a one-time grant of 100,000 shares of our Common Stock and an option to purchase 250,000 additional shares of our Common Stock at an exercise price $2.50 per share. He also received a salary of $10,000 per month. The Consulting Agreement was not renewed and Mr. Brown ceased to be our Chief Financial Officer in April 2001.

On January 6, 1999, we entered into an Employment Agreement with James Corlett, our Vice President—Operations. Upon executing the Employment Agreement, Mr. Corlett received a signing bonus consisting of 100,000 shares of our Common Stock. The Employment Agreement also provided for a salary to Mr. Corlett of

$85,000 per year, which was increased to $130,000 per year as of June 30, 2001. In addition, Mr. Corlett received an option to purchase 300,000 shares of our Common Stock, vesting 100,000 shares at the end of each of the first three years during the term of the Employment Agreement. The exercise price of these options is $1.91 per share. Mr. Corlett was granted additional options this year as indicated above.

We entered into a Consultancy Agreement with Dr. Piers Nicholas Plowman dated September 9, 1999. The Consultancy Agreement provides that Dr. Plowman will oversee our operations in London, England. The Consultancy Agreement ended on December 31, 2000, but we have continued to operate under its terms. The Consultancy Agreement, provides Dr. Plowman may receive (i) 50,000 options to purchase our shares of Common Stock at an exercise price of $3.00 per share; (ii) 25,000 options to purchase our shares of Common Stock at an exercise price of $1.00 per share; (iii) the right to subscribe for 10,000 shares of Common Stock at the trading price; (iv) the right to subscribe for up to 130,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share; and (v) a management fee equal to 5% of the net profit of our operations in England.

HOW ARE OUR DIRECTORS COMPENSATED?

In April 1999, we granted each of our then serving directors an option to purchase 100,000 shares of our common stock under our 1999 Stock Option Plan, at a price of $2.50 per share, all vesting immediately, and expiring March 31, 2002. We granted Mr. Bush a similar option on January 1, 2000, at a price of $2.50 per share, all vesting immediately, and expiring December 30, 2002. Other then the grant to Mr. Bush, we did not compensate our directors during the fiscal year ending June 30, 2001. On January 30, 2002 we granted each of our then serving directors an option to purchase 100,000 shares of our common stock under our 1999 Stock Option Plan, at a price of $0.62 per share, vesting  1/12 on the first of every month, commencing June 1, 2002. These options expire five (5) years from the date of grant.

We also reimburse our directors for expenses actually incurred in connection with attending meetings of the Board of Directors.

HAVE THE DIRECTORS AND OFFICERS COMPLIED WITH SECTION 16(a) OF THE EXCHANGE ACT?

Section 16(a) of the Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports and any amendments thereto furnished to us, during the fiscal year ended June 30, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except Mr. Crowe, Mr. Bush and Mr. Corlett each filed late an initial report, Mr. Crowe filed late three (3) statements of change in beneficial ownership showing eight (8) transactions, and Mr. Crowe, Mr. Corlett and Mr. Vandecar each filed late annual statements with the SEC.

HOW MANY TIMES DID THE BOARD OF DIRECTORS MEET DURING THIS PAST FISCAL YEAR?

During the fiscal year ending June 30, 2001, there were no meetings, of the Board of Directors. We have had three special meetings of the Board of Directors between July 1, 2001 and March 1, 2002. All of the directors standing for reelection have attended all such meetings of the Board of Directors. All of our directors attended all of those meetings.

ARE THERE ANY EXECUTIVE OFFICERS OF MOBILE PET WHO ARE NOT MEMBERS OF OUR BOARD OF DIRECTORS?

Yes. The table below shows executive officers during the fiscal year ending June 30, 2001 who are not members of our board of directors:

Name	Age	Position as of June 30, 2001
Anthony Turnbull	57	Vice President—Finance
Edmund Yochum	50	Vice President—Business Development
Steven Vandecar	52	Vice President—Operations

Anthony Turnbull has served as our Vice President—Finance from January 2001 until August 2001, at which time he was elected to serve as Chief Financial Officer, Secretary, and Treasurer. Mr. Turnbull has over 16 years of experience as a financial controller and a total of 38 years of experience in accounting. Prior to joining the Company, Mr. Turnbull served as financial controller for some of the largest manufacturing companies in the world, namely Kraft Foods, General Foods and Stauffer Chemicals. In the late 1980’s Mr. Turnbull worked as the Chief Financial Officer for Ride Snowboards and McCain Traffic Supply.

Edmund Yochum, served as our Vice President—Business Development from January 2000 until his resignation January 31, 2002. Before joining us he had served as Vice President of Sales at MagView Medical Software since April 1996, and from 1989 to 1996 he was Vice President of Sales at Diagnostic Ultrasound.

Steve Vandecar served as our Vice President—Operations from October 2001. His employment concluded on February 28, 2002. Mr. Vandecar initially joined the Company in February 2000 as Operations Manager, moving to Vice President—Corporate Compliance officer in November 2000, and Vice President—Operations in March 2001. In June 2001 Mr. Vandecar left employment with the Company, rejoining us in August 2001 as Asset Manager. Mr. Vandecar has over twenty-five years of experience in the Diagnostic Medical field. Prior to joining the company Mr. Vandecar held sales and management positions with Technicare, Picker and General Electric Medical Systems in their Nuclear Medicine and PET Division. In early 2000 he helped develop and operate Acclaim Med, a Mobile PET service business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are transactions within the past two years between the Company and its officers, directors or certain security holders:

Brent Nelson, a director of our company from December 1998 until October 2001, is the President of Northwest Capital Partners, LLC. On December 15, 1998, we entered into a Consulting Agreement under which Northwest agreed to advise us financially and assist us in arranging financing for our business operations. The Consulting Agreement had a three-year term, and Northwest had a right of first refusal to consult with the Company regarding financings throughout the duration of the Consulting Agreement. The Consulting Agreement provided for payment of monthly consulting fees to Northwest in the amount of $5,000 per month. Commencing in April of 1999, Northwest waived payment of these monthly fees. The fee provision was subject to extension for 36 months upon the closing of certain financing transactions set forth in the Consulting Agreement. Pursuant to the Consulting Agreement, in December 1998 Northwest was granted 1,200,000 shares of our Common Stock in exchange for its services in arranging interim financing for us. These shares were not assigned a specific value upon issuance because they were considered a cost of raising capital, and were reported as a deduction from the proceeds from the issuance of stock, rather than as an asset or expense. In addition, Northwest was to receive an additional 1,000,000 shares of our common stock if our market capitalization reaches $100,000,000 or more. These shares would have been subject to registration concurrently with our first public offering of stock after their issuance. Northwest’s obligations under the Consulting Agreement were subject to certain conditions to be performed by us, including refraining from modifying our capital structure without Northwest’s prior written consent. In addition, the Consulting Agreement provided that for three years after the date that our common stock commenced trading on the OTC Bulletin Board, if we desired to issue new shares of stock or any of our officers or directors who hold 5% or more of our common stock (“Principal Stockholders”) desire to transfer their shares of our stock to a third party, we and the Principal Stockholders were required to first offer such shares to us (if applicable), to Northwest, and then to the Principal Stockholders. The Consulting Agreement also required our officers and directors and the Principal Stockholders to agree that for a period of twelve months after our common stock commenced trading on the OTC Bulletin Board, the Principal Stockholders would not sell any of their shares of common stock without Northwest’s prior written consent, which would not be unreasonably withheld. Finally, the Consulting Agreement provided that Northwest was entitled to nominate a director for our board of directors for a period of five years. We contend that all of out obligations under this agreement have been terminated.

In April 1999, we granted each of our then serving directors an option to purchase 100,000 shares of our common stock under our 1999 Stock Option Plan, at a price of $2.50 per share, all vesting immediately, and expiring March 31, 2002.

In December 1999, we entered into an oral agreement for a loan in the amount of $50,000 from Northwest Capital Partners, LLC. The loan was non-interest bearing and was payable not later than six months from the date of the agreement, December 20, 1999. We repaid the loan in April 2000.

Paul J. Crowe, the CEO and a director of our company, is the Chairman, a director and majority shareholder of the London Radiosurgical Centre Ltd. (“LRC”). LRC provides office space and administrative support, under normal commercial terms to certain of the Company’s subsidiaries. The Company paid LRC approximately $228,637 during the fiscal year ending June 30, 2001 and $342,029 during the fiscal year ending June 30, 2000 for office space and approximately $240,791 during the fiscal year ending June 30, 2001 and approximately $526,092 during the fiscal year ending June 30, 2000 for administrative support. This sublease covers approximately 2000 square feet in London, England. The sublease is currently GBP3,333 (approximately $4832) per month, with annual increases in future years. The sublease runs through October 2022, with termination rights after October 2007. The Company has also advanced to LRC, without interest, $500 during the fiscal year ending June 30, 2001 and $391,812 during the fiscal year ending June 30, 2000. These advances are covered by a continuing corporate and personal guarantee. As of June 30, 2001 LRC owed the Company $238,566. As of June 30, 2000 LRC owed the Company $435,100.

The Company entered into a Memorandum of Agreement effective as of June 1, 1999 restructuring an 8% interest in a subordinated equity participation in LRC. The market value of the subordinated equity participation is not readily determinable, and is recorded at cost in the amount of $200,000. The original agreement provided for distributions of cash, if any, including interest at a rate of 15% per annum, up to the amount of the investment plus accrued interest, after which the Company was to receive its proportionate share of 60% of net distributable income. According to the terms of the participation agreement, net income available for distribution is equal to net income less equipment financing payments, operating expenses, reserve capital and taxes. The Memorandum of Agreement provides for a distribution to the Company of 8.42% of LRC’s net distributable cash flow, until a total of $210,573 has been distributed and then the distribution of 5.05% of net distributable cash flow, subject to future dilution. The Memorandum of Agreement stopped the accrual of interest at June 1, 1999. At the date of the Memorandum of Agreement, the Company canceled $47,447 of accrued interest from the original investment and at September 30, 2001 accrued interest on the investment was $10,573. Mr. Crowe personally guarantees the investment.

On or about January 1, 2000 we granted Mr. Bush an option under our 1999 Stock Option Plan to purchase 100,000 of our common shares at a price of $2.50 per share, all vesting immediately, and expiring December 30, 2002. This grant was made as compensation for his agreeing to serve as a director.

On or about January 12, 2001, Paul J. Crowe loaned the Company $25,000 at a rate of eight percent (8%) per year, evidenced by a promissory note with a due date of March 12, 2001. In connection with this loan the

Company issued Mr. Crowe a warrant to purchase 5,000 shares of common stock at $1.05 per share, expiring January 12, 2004. This note was extended on March 23, 2001 and became due June 30, 2001. The Company issued Mr. Crowe a warrant to purchase 5,000 additional shares of common stock at $0.44 per share, expiring January 12, 2004 in connection with this extension. The note was extended several more times without the issuance of additional warrants and was repaid on December 6, 2001.

On or about January 17, 2001, Paul J. Crowe loaned the Company $150,000 at a rate of eight percent (8%) per year, evidenced by a promissory note with a due date of March 17, 2001. In connection with this loan we issued Mr. Crowe a warrant to purchase 35,000 shares of common stock at $0.88 per share, expiring January 17, 2004. This note was extended on March 23, 2001 and became due June 30, 2001. The Company issued Mr. Crowe a warrant to purchase 35,000 additional shares of common stock at $0.44 per share, expiring January 17, 2004 in connection with this extension. The note has been extended several more times without issuance of additional warrants. On January 30, 2002 we also issued Mr. Crowe a warrant to purchase 24,450 shares of common stock at a price of $0.50 per share, expiring December 1, 2004, in lieu of accrued interest on this note. This note is now due June 1, 2002.

K. Ivan F. Gothner was a director of the Company between May 2000 and October 2001. He is also the managing director of Adirondack Capital, LLC, a private merchant banking firm. In November 1999, we entered into an agreement with Adirondack Capital, LLC in connection with its role as a financial advisor to us. As compensation for services rendered by Adirondack, we agreed to pay Adirondack a monthly cash retainer of $3,000. In addition, we issued to Adirondack, or its designee, a warrant to purchase 50,000 shares of our common stock. The warrant expires on December 31, 2006 and has an exercise price of $2.00 per share. This warrant was cancelled in October 2001.

In March 2000, Adirondack was paid $300,000 as a fee relating to the placement of the Series A Convertible Preferred Stock. In addition, Adirondack, or its designee, was issued a warrant to purchase 300,000 shares of our Common Stock at a price of $3.00 per share. This warrant was cancelled in October 2001.

On October 12, 2001, the Company entered into a Mutual General Release with Mr. Gothner and Adirondack providing for: (i) a mutual general release, except for the Company’s continued obligation to indemnify Mr. Gothner from claims or liabilities arising from his service as a director, provided such acts were within the scope of, and did not conflict with, his duties and responsibilities as a director; (ii) payment by us to Mr. Gothner of $2,340 to reimburse him for expenses; (iii) delivery of a promissory note by us to Adirondack in the principal amount of $253,050, bearing no interest, payable $14,000 per month commencing October 15, 2001; and (iv) cancellation of all Adirondack’s rights to acquire stock in the Company by way of options, warrants or otherwise. Mr. Gothner also resigned as a director of the Company effective immediately.

On August 23, 2000, Robert Bush loaned the Company $200,000 at a rate of eight percent (8%) per year, evidenced by a subordinated note. This loan was renegotiated and under the terms of the new loan, dated October 11, 2000, it became an eight percent (8%) loan in the amount of $200,000 due on or before December 11, 2000. This loan’s due date has been extended several times. On March 23, 2001 the Company issued Mr. Bush a warrant to purchase 50,000 shares of common stock at a price of $0.44 per share, expiring August 31, 2003 in connection with one of these extensions. The note was extended again in December, 2001. In consideration for this extension we issued Mr. Bush a warrant to purchase 35,000 shares of common stock at a price of $0.50 per share, expiring December 1, 2004. In December 2001 we also issued Mr. Bush a warrant to purchase 40,640 shares of common stock at a price of $0.50 per share, expiring December 1, 2004, in lieu of accrued interest on this note. In January 2002, we began repaying the note $10,000.00 per month and are currently scheduled to repaid the note in full in August 2003.

On October 19, 2000, Thomas G. Brown provided the Company with an eight percent (8%) loan in the amount of $100,000, which was due on or before November 30, 2000. In connection with this loan the Company issued Mr. Brown a warrant to purchase 25,000 shares of common stock at a price of $2.50 per share, expiring

August 31, 2003. On March 23, 2001 this loan’s due date was extended to June 1, 2001. The Company issued an additional warrant to purchase 25,000 shares of common stock at a price of $0.44 per share, expiring August 31, 2003, to Mr. Brown in connection with this extension. On September 12, 2001, Mr. Brown filed suit against the Company in the Superior Court of the State of California (County of Orange) for damages for default in the repayment of this promissory note and certain other claims. On October 12, 2001, the Company entered into a General Release with Mr. Brown providing for: (i) a mutual general release, except for (a) Mr. Brown’s continued liability for acts or omissions conflicting with or outside his duties and responsibilities to the Company or otherwise constituting a breach of his fiduciary relationship with the Company and (b) the Company’s obligation to pay certain charge card accounts maintained in Mr. Brown’s name to be used for Company expenses, and to indemnify, defend and hold harmless Mr. Brown for claims or liabilities relating thereto; (ii) cancellation by Mr. Brown of the original $100,000 promissory note; (iii) delivery of a second promissory note by us to Mr. Brown in the principal amount of $100,000, bearing 8% interest, payable $10,000 per month commencing November 1, 2001; (iv) payment by us on October 8, 2001 of $27,715.10 representing a principal payment of $20,000 and accrued interest in the amount of $7,715.10; (v) payment by us of $6,194.02 for the balance due under Mr. Brown’s Consulting Agreement dated April 1, 1999; (vi) cancellation of all of Mr. Brown’s rights to acquire stock in the Company by way of options (Mr. Brown’s existing warrants remain in force); and (vii) Mr. Brown’s assignment to Neurotechnologies International, Inc. of his entire ownership interest in Neurotechnologies International, Inc. Paul Crowe is currently President and CEO of NeuroTechnologies International, Inc. Mr. Brown also resigned as a director and officer of the Company and all its affiliates, Neurotechnologies International, Inc. and all its affiliates and The London Radiosurgical Centre Ltd. and all its affiliates, effective immediately.

On January 30, 2002 the Board of Directors voted to grant Paul Crowe, Robert Bush, Dr. Axel Steudle, Jeffrey Rush, M.D. and Robert Rohe (all the members of the Board of Directors) each an option to purchase 100,000 shares of common stock under our 1999 Stock Option Plan. Each of these options will vest  1/12th on the first of each month, commencing June 1, 2002, and is exercisable at a price of $0.62 per share. These options will expire five years from the date of grant. The options were granted as consideration for serving as a member of the Board of Directors. Each director abstained from voting as to the grant to that director.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is presently composed of five members. All of the directors are elected at the annual meeting of stockholders and hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors proposes that the nominees described below be re-elected for a new term as directors until our next annual meeting of stockholders and until their successors are duly elected and qualified.

If, for any reason, the nominees become unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for substitute nominees. It is not anticipated that the nominees will be unavailable for election.

The following sets forth information as to each nominee for election at the annual meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, period of service as one of our directors and any legal proceedings during the past five years that are material to that person’s evaluation as a director or nominee for director.

DIRECTOR NOMINEES:

The following table sets forth certain information with respect to our directors as of February 1, 2002.

Name	Age	Position
Paul J. Crowe	52	Chairman of the Board, Chief Executive Officer, President, Director
Robert C. Bush	73	Director
Dr. Axel Steudle	33	Director
Jeffrey Rush, M.D	61	Director
Robert W. Rohe	53	Director

Paul J. Crowe has served as our Chairman, Chief Executive Officer and President since December 1998. Mr. Crowe has over 30 years of business experience in sales, marketing, finance and management of high-tech medical instrumentation and services for the health care industry. Mr. Crowe has served in sales, marketing and senior management positions for Ritter/Sybron Corporation, Philips Medical Systems, Rohe Ultrasound and Diasonics MRI. From 1987 to 1991, Mr. Crowe served as President and Chief Executive Officer of Paul J. Crowe & Associates, Inc., a company which developed and operated diagnostic MRI imaging facilities and mobile MRI routes. Mr. Crowe is currently President and CEO of NeuroTechnologies International, Inc. and President of Radiosurgical Centers Corporation, businesses involved in the operation of Gamma Knife radiosurgery centers, but devotes substantially full time efforts to Mobile Pet.

Robert C. Bush was appointed to serve as a director in March 2000. Since 1991, Mr. Bush has served as a consultant to, and private investor in, several medical and technology companies. From 1982 to 1990, Mr. Bush served as President and CEO of Sonics Research Corporation.

Dr. Axel Steudle was appointed as a director in January, 2002. Since January 2001 Dr. Steudle has been a private investor. From July 1998 through December 2000 he was a credit analyst with Landesbank Baden-Württemberg in Stuttgart, Germany, where he was responsible for a credit portfolio of approximately $1 billion. From September 1995 through June 1998 he was a credit analyst with Bankgesellschaft in Berlin, Germany, where he was responsible for a credit portfolio of approximately $500 million.

Jeffrey Rush, M.D. was appointed as a director in January, 2002. Since 1995 Mr. Rush has been chairman of Pacific Medical Buildings, L.P., a real estate firm.

Robert W. Rohe was appointed as a director in January 2002. Since June 1997 Mr. Rohe has been Chairman and Chief Executive officer of Shur-Lok Corp., an aerospace manufacturer.

The affirmative vote of a plurality of the stockholders present and entitled to vote, whether in person or by proxy, is required for the election of the nominees for directors named above.

BOARD PROPOSAL.    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTORS NAMED ABOVE, EACH FOR A TERM OF ONE YEAR, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Subject to stockholder ratification, our Board of Directors has appointed Peterson & Co. as our independent accountants for the fiscal year ending June 30, 2002. Peterson & Co. were also our independent accountants for the fiscal years ending June 30, 2000 and June 30, 2001. Representatives of Peterson & Co. will be present at the annual meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

AUDIT FEES

The aggregate fees billed by Peterson & Co. for professional services rendered for the audit of our annual financial statements for the fiscal year ending June 30, 2001 and the reviews of the financial statements included in our Forms 10-Qs for that fiscal year were $70,139.00.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The aggregate fees billed by Peterson & Co. for professional services relating to operating, or supervising the operation of, our information systems or managing our local area network, or designing or implementing a hardware or software system that aggregates source data underlying the financial statement or generates information significant to our financial statements taken as a whole for the fiscal year ending June 30, 2001 was $0.00.

ALL OTHER FEES

The aggregate fees billed by Peterson & Co. for professional services rendered other than as stated under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above was $7,483.00.

The affirmative vote of the holders of a majority of shares present and entitled to vote, whether in person or by proxy, at the annual meeting is required to ratify the appointment of Peterson & Co. as our independent accountants for the fiscal year ending June 30, 2001.

BOARD PROPOSAL.    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT PETERSON & CO. AS OUR INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2002, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

OTHER BUSINESS

Our Board of Directors is not aware of any matters to be presented at the annual meeting other than those set forth in the notice enclosed with this proxy statement. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote at that time and, with respect to such matters, in their discretion. The approval of any other matters will require the affirmative vote of the majority of the stockholders present and entitled to vote, in person or by proxy, at the annual meeting where a quorum is present, or such greater vote as may be required by our Certificate of Incorporation, our By-laws or the General Corporation Law of the State of Delaware.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED MARCH 5, 2002. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

By order of the Board of Directors,

/s/ ANTHONY TURNBULL
Anthony Turnbull Secretary

March 5, 2002

Mobile PET System, Inc.
2150 West Washington Street, Suite 110
San Diego, California 92110

Whether you expect to be present in person at the annual meeting, please MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. You may revoke your proxy, in the manner specified within this proxy statement, at any time before the shares it represents are voted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MOBILE PET SYSTEMS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
MOBILE PET SYSTEMS, INC., TO BE HELD FRIDAY, APRIL 5, 2002

The undersigned stockholder of Mobile PET Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated March 5, 2002. The undersigned hereby appoints Paul J. Crowe and Anthony Turnbull, proxies and attorneys-in-fact, with full power of substitution for each, on behalf of and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of Mobile PET Systems, Inc. to be held on Friday, April 5, 2002, at 10 A.M., local time, at Sheraton Suites (formerly Marriott Suites), 701 “A” Street, San Diego, California 92107, and at any adjournment(s) of the annual meeting, and to vote all shares of common stock that the undersigned would be entitled to vote as if they were personally present, on the matters set forth below:
☒	Please mark votes as in this example.
1.	The election of five directors, each for a term of one year.
NOMINEES:	FOR	WITHHOLD AUTHORITY
Paul J. Crowe	☐	☐
Robert C. Bush	☐	☐
Dr. Axel Steudle	☐	☐
Jeffrey Rush, M.D.	☐	☐
Robert W. Rohe	☐	☐

☐
FOR all nominees except those listed on the line immediately above.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE